 Delaware      PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "OXYGEN BIOTHERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF NOVEMBER, A.D. 2009, AT 4:36 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF NOVEMBER, A.D. 2009, AT 12:01 O'CLOCK A.M.

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Oxygen Biotherapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Oxygen Biotherapeutics, Inc., resolutions were duly adopted approving a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution adopted by the Board of Directors stating the proposed amendment is as follows:

RESOLVED, The Certificate of Incorporation of the corporation be amended by adding the following paragraph to ARTICLE IV thereof:

H.            The issued and outstanding Common Stock of the corporation, $0.0001 par value, shall, at 12:01 a m., Eastern Standard Time, on November 9, 2009 (the "Effective Time"), be deemed to be "reverse stock split," and in furtherance thereof, there shall, after the Effective Time, be deemed to be issued and outstanding one (1) share of the Common Stock of the Corporation for and instead of each fifteen (15) shares of the Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time. To the extent that any stockholder shall . be deemed after the Effective Time as a result of this Amendment to own a fractional share of Common Stock, such fractional share shall be deemed to be one whole share. Each stockholder as of the Effective Time shall be entitled to receive from the Corporation's transfer agent a certificate representing the number of shares of the Common Stock to which such stockholder is entitled hereunder upon delivery to the Corporation's transfer agent of a certificate or certificates representing the number of shares owned by such stockholder as of the Effective Time.

SECOND: That pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the corporation's number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

FIFTH: That said amendment shall be effective at 12:01 a.m., Eastern Standard Time, on November 9, 2009.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of October 2009

Oxygen Biotherapeutics, Inc.

By:	/s/ Chris J. Stern
Chris J. Stern, Chief Executive Office